Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

CIMG INC.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c) and (h)	7,279,400	(2)	$0.152	(4)	1,106,468.80	$0.00013810	$152.80

	Equity	Common Stock	457(c) and (h)	38,000,000	(3)	$0.152	(4)	5,776,000	$0.00013810	$797.67

Fees Previously Paid	-	-	-	-		-		-	-	0
Total Offering Amounts								$6,882,468.80	$-	$950.47
Total Fees Previously Paid								-	-	$-
Total Fee Offsets								-	-	$-
Net Fees Due								$-	-	$950.47

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Represents shares of Common Stock reserved for future issuance under the Company’s 2025 Equity Incentive Plan.

(3)	Represents shares of Common Stock reserved for future issuance under the Company’s 2026 Equity Incentive Plan

(4)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per Common Share on November 18, 2025, as reported on the Nasdaq Capital Market.